UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported):     July 7, 2008
Apollo Group, Inc.
(Exact name of registrant as specified in its charter)

Arizona	0-25232	86-0419443

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4025 South Riverpoint Parkway Phoenix, Arizona		85040

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code:      (480) 966-5394
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01 Financial Statements and Exhibits
SIGNATURES
Exhibit Index
EX-10.1

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (c) On July 7, 2008, our Board of Directors appointed Charles “Chas” B. Edelstein as Chief Executive Officer and a Director, effective August 26, 2008 (the “Commencement Date”).
     Mr. Edelstein, who is 48 years old, has been employed by Credit Suisse since 1987, and has been a Managing Director since 1998. He has been the head of the Global Services Group within the Investment Banking Division of Credit Suisse since founding the Group more than ten years ago. His focus has been on providing advisory services regarding acquisitions, dispositions and capital raising transactions. We have utilized Credit Suisse for these types of advisory services in respect of potential acquisition and capital raising transactions from time to time in the past, and expect to do so in the future.
     In connection with his appointment as CEO, we entered into an Employment Agreement with Mr. Edelstein dated July 7, 2008. A copy of the Employment Agreement is filed as Exhibit 10.1 to this Form 8-K and the summary below is qualified in its entirety by reference to the Agreement. Under the Employment Agreement, which has an initial term of four years from his start date (expected to be August 26, 2008), Mr. Edelstein will be entitled to the following compensation:
     • $200,000 sign-on bonus;
     • Base salary of $600,000;
     • Target annual performance bonus amount at least equal to base salary, commencing with the fiscal year ending August 31, 2009;
     • Stock option to purchase 1,000,000 shares of our Class A common stock to be granted on Mr. Edelstein’s start date with an exercise price equal to the closing market price on that date. The option will have a maximum term of six years and will vest equally over four years;
     • Restricted stock unit award to be made on the third business day following the public release of our financial results for our fiscal year ending August 31, 2008 (the “Public Release Award Date”) or, if Mr. Edelstein’s start date occurs after August 31, 2008, then on such start date. The number of shares of our Class A common stock subject to such award will be determined by dividing (i) the value (based on the closing market price on his start date) of up to 99,298 unvested shares of Credit Suisse Group common stock subject to his outstanding stock-based awards from Credit Suisse Group (the “CSG Equity Award”) that are actually forfeited Mr. Edelstein as a result of his commencement of employment with us by (ii) the closing market price of our Class A common stock on such start date. In addition, to the extent Mr. Edelstein does not otherwise forfeit the shares subject to his CSG Equity Award, he will receive a restricted stock award on the Public Release Award Date (or start date, if after August 31, 2008) covering shares of our Class A common stock with a closing market price on that date equal to 25% of the value of the non-forfeited shares. Such restricted stock unit award or awards will vest only upon our attainment of a pre-established net book income goal for our fiscal year ending August 31, 2009. Additionally, vesting will be subject to his continued employment with us as follows: (i) 40% upon each of the first and second anniversaries of his start date and (ii) the remaining 20% upon the third anniversary of such start date; and
     • An additional restricted stock unit award covering 8,000 shares of our Class A common stock to be made at the same time as the foregoing restricted stock award or awards. Such award will vest upon his continued employment with us as follows: (i) 40% upon each of the first and second anniversaries of his start date and (ii) the remaining 20% upon the third anniversary of such start date.

     In addition, the Employment Agreement provides for the following severance payments to Mr. Edelstein if he terminates his employment for good reason (as defined in the Employment Agreement), he terminates his employment for any reason six months following a change of control (as defined in our 2000 Stock Incentive Plan), his employment is terminated by us without cause or we give notice of nonrenewal of his Employment Agreement:
     • a payment equal to 200% of base salary and 200% of his average annual bonuses for the preceding three years, payable over a one year period;
     • 100% vesting of the restricted stock grants made pursuant to the Employment Agreement;
     • accelerated vesting of at least 50% of the unvested portion of the stock option grant made pursuant to the Employment Agreement, subject to upward adjustment depending on the date of termination.
Such severance benefits will be conditioned upon Mr. Edelstein’s delivery of a general release and his compliance with certain non-competition and non-solicitation covenants.
     (d) As discussed in Item 5.02(c) above, our Board of Directors appointed Mr. Edelstein to fill a vacancy on our board, effective August 26, 2008. See the discussion above regarding Mr. Edelstein’s compensation and transactions involving his current employer, Credit Suisse.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description

10.1	Employment Agreement dated July 7, 2008 between Apollo Group, Inc. and Charles B. Edelstein

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apollo Group, Inc.
July 7, 2008	By:	/s/ Brian L. Swartz
		Name:	Brian L. Swartz
		Title:	Senior Vice President of Finance and Chief Accounting Officer

Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement dated July 7, 2008 between Apollo Group, Inc. and Charles B. Edelstein